Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-149955, 333-165982 and 333-177974), pertaining to the MEMSIC, Inc. 2000 Omnibus Stock Plan, the MEMSIC, Inc. 2007 Stock Incentive Plan and the MEMSIC, Inc. Amended and Restated 2009 Nonqualified Inducement Stock Option Plan, of our report dated March 16, 2012, with respect to the consolidated financial statements of MEMSIC, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young, LLP

Boston, Massachusetts
March 16, 2012